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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,    |
|                                                   | Requiring        |                                       | Date of Original  |
| Zabatta               Charles              A      | Statement        |Track Data Corporation TRAC            | (Month/Day/Year)  |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                   |
|                                                   |                  |5 Relationship of Reporting            |-------------------|
| c/o Knight Securities                             |     8/9/01       | Person(s) to Issuer                   |7 Individual or    |
|                     (Street1)                     |------------------|         (Check all applicable)        | Joint/Group Filing|
|                                                   |3 IRS or Social   | ( x ) Director         (   ) 10% Owner| (Check Applicable)|
| 525 Washington Boulevard 23rd Floor               | Security Number  |                                       | Form filed by:    |
|                     (Street2)                     | of Reporting     | (   ) Officer          (   ) Other    | (X) One Reporting |
|                                                   | Person           | (Give Title below)     (Specify below)|     Person        |
| Jersey City           NJ  07310                   |   (Voluntary)    |                                       | ( ) More Than One |
| (City)                            (State)   (Zip) |                  |                                       |   Reporting Person|
|---------------------------------------------------|------------------|---------------------------------------|-------------------|

                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)             |
|                                                  |    (Instruction 4)   | Indirect (I) |                                         |
|                                                  |                      |   (Instr 5)  |                                         |
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| None                                             |                      |              |                                         |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-96)
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                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect |
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial Ownership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5)  |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                     |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                     |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                     |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                     |
|                              | cisable | Date    |                          |of Shares|          |         |                     |
|                              |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
| None                         |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|

Explanation of Responses:



                                                                                   Charles Zabatta                         8/16/01
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Instruction 6 for procedure.                                                    SEC 1473 (7-96)
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